ATTACHMENT ONE


                    ATTACHMENT FOR SUB-ITEM 77K OF FORM N-SAR
                   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNT



         At its June 5, 2001 meeting, the Board of Trustees of Forum Funds (the "Trust") approved Deloitte & Touche LLP ("Deloitte") as the new independent accountant for the Fountainhead Kaleidoscope Fund and Fountainhead Special Value Fund (each a "Fund", collectively, the "Funds"), two new series of the Trust as auditors for the Funds. The decision to replace McCurdy with Deloitte was motivated by the fact that Deloitte already serves as independent auditor for a majority of the Trust's other series.

         Fountainhead Kaleidoscope Fund and Fountainhead Special Value Fund commenced operations on November 1, 1999 and December 24, 1997, respectively. Prior to September 24, 2001, each Fund was a series of AmeriPrime Funds, another open-end management investment company. As series of AmeriPrime Funds, McCurdy & Associates CPA's, Inc. ("McCurdy") served as the Funds' independent auditor. During the Fund's past two fiscal years and through the September 24, 2001, the Funds had no disagreements with McCurdy on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

         A letter from McCurdy follows as Attachment Two.


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